 Gran Tierra Energy Inc. Announces First Quarter 2012 Results

Quarter Highlighted by the Ramiriqui Oil Discovery, Colombia

CALGARY, Alberta, May 7, 2012, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE Amex: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced financial and operating results for the quarter ended March 31, 2012.  All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the quarter include:

•	Quarterly production of 16,742 barrels of oil equivalent per day (“BOEPD”) net after royalty (“NAR”), a 15% increase in average daily production from the same period in 2011 of 14,546 BOEPD NAR. Daily consolidated production in April 2012 averaged approximately 20,700 BOEPD NAR;

•	Revenue and other income for the quarter of $156.0 million, a 27% increase over the same period in 2011;

•	Net loss of $0.3 million, compared to net income of $13.7 million, or $0.05 per share basic and diluted in the same period in 2011;
•	Funds flow from operations of $78.9 million compared to $66.6 million for the same period in 2011;
•	Cash and cash equivalents were $230.1 million at March 31, 2012, compared to $351.7 million at December 31, 2011, largely due to capital spending and timing differences relating to when Ecopetrol settles our accounts receivables;

•	Working capital decreased to $171.5 million at March 31, 2012, compared to $213.1 million at December 31, 2011;

•	Successfully drilled and tested the Ramiriqui-1 oil exploration well in the Llanos Basin, Colombia. The well tested at a restricted rate of 2,525 barrels of oil per day (“BOPD”) gross of 26°API crude oil;

•	Successfully drilled and tested the Proa-2 appraisal well in the Proa oil discovery on the Surubi Block, Argentina. The well tested 6,300 BOPD of 46° API crude oil;

•	Successfully drilled two appraisal wells on Block 155 in the Recôncavo Basin, Brazil;

•	Completed the Moqueta 3D seismic program with interpretation ongoing to assist in full field development planning. Gran Tierra Energy expects to complete the field development planning in the fourth quarter of 2012; and

•	Advanced location construction and rig mobilization for the La Vega Este-1 oil exploration well on the Azar Block in the Putumayo Basin of Colombia, which Gran Tierra Energy expects to spud in early May.

“Gran Tierra Energy’s 2012 drilling program is off to a very strong start, with new oil reserves discovered with the Ramiriqui-1 new field discovery in Colombia, along with successful completion of development wells to grow production in Colombia, Brazil and Argentina. Funds flow from operations continues to grow over the same period last year, driven by strong production growth and robust commodity prices,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “We are excited about the drilling program remaining in 2012, which includes additional development drilling in Colombia and Argentina, plus three additional exploration wells in Colombia, three horizontal exploration wells in Brazil, one exploration well in Peru and two exploration wells in Argentina. Gran Tierra Energy remains financially strong and expects to fund its 2012 capital program with cash flow and cash on hand at current oil prices and production levels,” concluded Coffield.

Production Review

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross Production	1,865,648	293,328	13,906	2,172,882	1,717,696	109,942	-	1,827,638
Royalties	(485,858)	(33,721)	(1,828)	(521,407)	(483,212)	(12,777)	-	(495,989)
Inventory Adjustment	(128,630)	272	445	(127,913)	(21,660)	(817)	-	(22,477)
Production Net After Royalties (NAR)	1,251,160	259,879	12,523	1,523,562	1,212,824	96,348	-	1,309,172
Barrels of Oil Equivalent Per Day (BOEPD) (NAR)	13,749	2,856	138	16,742	13,476	1,071	-	14,546

Financial Review
	Three Months Ended March 31,
	2012	2011	% Change
(Thousands of U.S. Dollars)
Revenue and other income	$155,951	$122,519	27
Net (loss) income	$(313)	$13,713	(102)

(US Dollars per Share)
Net (loss) income per share - basic	$-	$0.05	(100)
Net (loss) income per share - diluted	$-	$0.05	(100)

Funds flow from operations(1) reconciled to net (loss) income is as follows:

Funds flow From Operations - Non-GAAP Measure	Three Months Ended March 31,
	2012	2011
(Thousands of U.S. Dollars)
Net (loss) income	$(313)	13,713
Adjustments to reconcile net (loss) income to funds flow from operations
Depletion, depreciation, accretion and impairment	60,367	63,357
Deferred taxes	(5,250)	(187)
Stock-based compensation	3,192	3,453
Gain on financial instruments	-	(62)
Unrealized foreign exchange loss	21,351	4,458
Settlement of asset retirement obligation	(404)	(4)
Equity tax	-	6,132
Gain on acquisition	-	(24,300)
Funds flows from operations	$78,943	$66,560

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(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net (loss) income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, gain on financial instruments, unrealized foreign exchange loss, settlement of asset retirement obligation, equity tax and gain on acquisition.

First Quarter 2012 Financial Highlights:

Revenue and other income increased by 27% to $156.0 million in the first quarter of 2012 compared to $122.5 million in the first quarter of 2011 due to increased production and higher oil prices. Average realized oil prices in the first quarter of 2012 increased by 12% to $105.36 per barrel from $94.31 per barrel in 2011. The average West Texas Intermediate (“WTI”) oil price for the first quarter of 2012 was $102.89 per barrel compared with $93.95 per barrel in the comparable quarter in 2011. The average Brent oil price for the first quarter of 2012 was $118.56 per barrel.

Operating expenses for the first quarter of 2012 amounted to $24.5 million, or $16.07 per barrel of oil equivalent (“BOE”), compared with $16.4 million or $12.52 per BOE, in the comparable quarter in 2011. The increase in operating expenses included an increase of $3.7 million in Colombia primarily due to OTA pipeline oil transportation costs now recorded as operating costs and increased production at Moqueta and Jilguero with higher per BOE operating costs, $3.8 million in Argentina primarily due to higher operating costs on the Petrolifera assets, and $0.6 million in Brazil, primarily due to new production.

Depreciation, depletion, accretion and impairment expenses for the first quarter of 2012 decreased to $60.4 million compared with $63.4 million for the comparable quarter in 2011. DD&A expenses for the first quarter of 2012 included a $20.2 million ceiling test impairment in Gran Tierra Energy’s Brazil cost center. The impairment loss related to seismic and drilling costs on Block BM-CAL-10. The farm out agreement terminated for that block during the first quarter of 2012 when Gran Tierra Energy provided notice that it would not enter into the second exploration period. DD&A expenses for the comparable quarter in 2011 included a $31.9 million ceiling test impairment in Gran Tierra Energy’s Peru cost center relating to seismic and drilling costs from a dry well. On a BOE basis, DD&A expenses in 2012 were $39.62 compared with $48.39 for 2011, representing an 18% decrease. Excluding the effects of impairment charges, DD&A expenses were $26.36 per BOE in the first quarter of 2012, compared with $24.02 per BOE in the comparable period in 2011.

General and administrative (“G&A”) expenses of $15.9 million for the first quarter of 2012, were 17% higher than $13.6 million in the comparable quarter in 2011 primarily due to a full quarter of Petrolifera G&A expenses and increased employee related costs reflecting the expanded operations in all business segments. G&A expenses per BOE were comparable with the first quarter of 2011 at $10.44 per BOE.

Foreign exchange loss of $24.4 million for the first quarter of 2012, of which $21.4 million was an unrealized non-cash foreign exchange loss, primarily represents a foreign exchange loss resulting from the translation of current and deferred tax liabilities in Colombia. In the first quarter of 2011, the foreign exchange loss was $5.2 million, of which $4.5 million was an unrealized non-cash foreign exchange loss. The Colombian Peso strengthened by 8% and 2% against the U.S. dollar in the three months ended March 31, 2012 and 2011, respectively.

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Income tax expense for the first quarter of 2012 was $31.1 million compared with $26.7 million recorded in the comparable quarter in 2011 reflecting increased taxable income from Gran Tierra Energy’s Colombian operations.

Net loss was $0.3 million for the first quarter of 2012 compared with net income of $13.7 million, or $0.05 per share basic and diluted, for the comparable quarter in 2011. In the first quarter of 2012, increased oil and natural gas sales due to increased production and higher realized oil prices, reduced impairment charges and no Colombian equity tax expense were more than offset by a $24.4 million foreign exchange loss, increased operating, DD&A and G&A expenses and increased income taxes. Net income in the comparable quarter in 2011 included a gain on the acquisition of Petrolifera of $24.3 million and the Colombian equity tax expense of $8.1 million.

Balance Sheet Highlights:

Cash and cash equivalents was $230.1 million at March 31, 2012, compared with $351.7 million at December 31, 2011. The change in cash and cash equivalents during the first quarter of 2012 was primarily the result of an increase in net assets from operating activities of $92.4 million, $78.0 million of capital expenditures and a $31.0 million increase in restricted cash during the first quarter of 2012, partially offset by funds flow from operations of $78.9 million and proceeds from issuance of common shares of $0.9 million.

Working capital (including cash and cash equivalents) was $171.5 million at March 31, 2012, a $41.6 million decrease from December 31, 2011. The decrease is the result of a $121.6 million decrease in cash and cash equivalents and a $24.8 million increase in taxes payable due to increased taxable income in Colombia, partially offset by a $76.2 million increase in accounts receivable due to increased sales and the timing of collection of receivables, a $7.2 million increase in inventory due to the new transportation agreement in Colombia and a $21.0 million decrease in accounts payable and accrued liabilities.

Production Highlights:

Average daily consolidated light and medium crude oil and natural gas production for the three months ended March 31, 2012, increased 15% to 16,742 BOEPD NAR compared to 14,546 BOEPD NAR for the same period in 2011. Approximately 96% is oil and natural gas liquids. First quarter production and sales reflect increased production from the Petrolifera acquisition and the Moqueta, Jilguero and Melero oil discoveries. Production during the first quarter of 2012 was affected by approximately 26 days of oil delivery restrictions due to three separate disruptions in the Ecopetrol-operated Trans-Andean oil pipeline (“the OTA pipeline”). Gran Tierra Energy continued production at a reduced rate while the OTA pipeline was down, selling a portion of its oil through trucking and storing excess oil.

Also, as a result of entering into new oil sales and transportation agreements with Ecopetrol as of February 1, 2012, which changed the sales point of produced oil from Orito to Tumaco, Gran Tierra Energy’s reported oil inventory increased representing ownership of oil in the OTA pipeline and associated Ecopetrol owned facilities. This change in sales point and the increase in oil inventory had a corresponding one-time reduction in oil production, NAR and after inventory changes, of approximately 1,040 BOEPD NAR.

Average daily Colombian production of light and medium crude oil and natural gas for the three months ended March 31, 2012, increased 2% to 13,749 BOEPD NAR compared to 13,476 BOEPD NAR for the same period in 2011. Approximately 100% of the production is oil and natural gas liquids. The production is primarily from the Costayaco field in the Chaza Block in which Gran Tierra Energy has a 100% working interest.

Average daily Argentine production of light and medium crude oil and natural gas for the quarter ended March 31, 2012, increased 167% to 2,856 BOEPD NAR compared to 1,071 BOEPD NAR for the same period in 2011 due to the inclusion of Petrolifera production beginning March 19, 2011. Approximately 77% of the production is oil and natural gas liquids.

Average daily Brazil production of light and medium crude oil and natural gas for the quarter ended March 31, 2012, was 138 BOPD NAR. There was no production for the same period in 2011.

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Daily consolidated production in April 2012 averaged approximately 20,700 BOEPD NAR before inventory adjustments. This included approximately 16,600 BOEPD NAR in Colombia, approximately 4,000 BOEPD NAR in Argentina, and approximately 100 BOPD NAR in Brazil. Approximately 97% of the production is oil and natural gas liquids.

2012 Capital Program Update:

Gran Tierra Energy’s capital program outlook for 2012 has been revised to $444 million from $367 million. This includes $196 million for Colombia, an increase of $14 million due primarily to additional facilities costs on the Garibay and Chaza Blocks and testing of the successful Ramiriqui-1 oil exploration well; $122 million for Brazil, an increase of $54 million due primarily to the acquisition of the remaining 30% working interest in four onshore blocks and associated proportional increase in work program; $47 million for Argentina, a $7 million decrease primarily due to the movement of drilling in the Santa Victoria block into the first quarter of 2013; $78 million for Peru, a $16 million increase primarily due to the carry forward of 2011 Block 95 location construction costs, the higher location construction costs in Block 107, and the acquisition costs of an over-riding royalty in Block 107; and $1 million associated with Corporate activities.

The capital program includes $250 million for drilling, $43 million for acquisitions, $58 million for facilities and pipelines and $93 million for G&G expenditures. Of the $250 million allocated to drilling, approximately $132 million is for exploration drilling, and the balance is for delineation and development drilling.

The 2012 capital program is expected to be funded primarily from cash flows from operations and cash on hand, at current oil prices and production levels.

COLOMBIA

Llanos-22 Block, Llanos Basin (CEPSA 55% WI and operator, Gran Tierra Energy 45% WI subject to Agencia Nacional de Hidrocarburos (“ANH”) approval)

The Ramiriqui-1 oil exploration well in the Llanos-22 block, located in the Andean foothills trend of the Llanos Basin, has reached total depth at 19,519 feet measured depth (“MD”) in basement. Gran Tierra Energy, along with its operating partner Compania Espanola de Petroleos, S.A.U. (“CEPSA”), has completed initial testing on Ramiriqui-1 by collecting reservoir data and fluid samples from the Mirador formation. The Mirador formation has 130 feet gross thickness and was perforated and tested from 17,610 feet to 17,630 feet MD in the uppermost primary reservoir interval. The interval had natural flow rates, without pumps, of up to 2,525 BOPD gross over 32.5 hours with a 28/64 inch choke and a 0.12% watercut with 26°API gravity oil. The Ramiriqui-1 well flowed at a restricted rate due to gas flaring limitations.

The partners are currently evaluating options for testing additional reservoir intervals, drilling of an appraisal well, and implementation of an early production program. The transaction is subject to approval from Colombia’s ANH.

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Moqueta Field

Planning is underway for Moqueta-7 which is expected to be drilled in the second quarter of 2012 from the Moqueta-4 surface location to further investigate the down dip limits of the oil columns encountered in the Villeta U, Villeta T and Caballos formation reservoirs.  This well is targeting additional appraisal of the down dip extent of the field approximately 850 meters southwest of the Moqueta-4 well.  Gran Tierra Energy intends to target the interpreted oil-water contact; Moqueta-7 could be used as an oil producer or water injector for pressure support depending on the well results.

Seismic acquisition over the Moqueta structure is complete and interpretation in ongoing. Combining the results of the Moqueta-7 well with the seismic interpretation will aid in the full field development plan, which is expected to be completed in the fourth quarter of 2012.

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Costayaco Field

The Costyaco-15 water injector well concluded drilling in April 2012 and is intended to assist in maintaining reservoir pressure. Three additional development wells are expected to be drilled at the Costayaco field before the end of 2012, including one water injector and two production wells.

Azar Block, Putumayo Basin (Gran Tierra Energy 40% WI and operator, Lewis Energy 40%, Gold Oil 20%)

The La Vega Este-1 oil exploration well is expected to spud in early May and is targeting the same Cretaceous Sandstone intervals present in the Costayaco and Moqueta discoveries. This is the second of four oil exploration wells expected to be drilled in Colombia in 2012.

BRAZIL

In August 2011, Gran Tierra Energy established an initial exploration and production position in Brazil by acquiring a 70% working interest in four blocks in the onshore Recôncavo Basin.  In January 2012, Gran Tierra Energy signed an agreement to secure the remaining 30% from Alvorada Petróleo S.A. which is subject to approval by Agência Nacional de Petróleo Gás Natural e Biocombustíveis (“ANP”).

Recôncavo Basin

The 3-GTE-03D-BA and 3-GTE-4DPA-BA appraisal wells on Block REC-T-155, located 1.2 kilometers north and 0.70 kilometers south of the 1-ALV-2-BA oil discovery well, respectively, have been drilled and completed. They are scheduled to be tested and expected to be on production in June, 2012. In addition, Gran Tierra Energy is currently preparing the necessary ANP documents for the declaration of commerciality and the plan of development for the field.

Drilling of the first horizontal sidetrack well, currently planned to be drilled from the 1-GTE-01-BA pilot hole located on Block REC-T-142, has been delayed to June 2012 due to rig availability. This will be the first of three horizontal sidetrack wells that Gran Tierra Energy expects to drill to test the productivity of the light oil sandstone reservoir targets in the Recôncavo Basin.

PERU

Block 95, Marañon Basin (Gran Tierra Energy 60% WI and operator; Global Energy Development 40%)

A drilling site location has been identified and civil construction initiated for the first exploration well on Block 95. Drilling is expected to begin in the fourth quarter of 2012. An oil field has already been discovered on Block 95, with the discovery well drilled in 1974 flowing 807 BOPD naturally without pumps. The new exploration well will further delineate this field and will explore deeper reservoir horizons not penetrated by the discovery well.

Block 107, Marañon Basin (Gran Tierra Energy 100% WI and operator)

Permitting for drilling on Block 107 is advancing, with drilling expected to begin in 2013. The prospects on Block 107 are on trend with the world class gas-condensate discoveries that have been made around the Camisea region in southern Peru. Both oil and gas seeps are present on Block 107.

ARGENTINA

Surubi Block, Noroeste Basin (Gran Tierra Energy 85% WI and operator, Recursos y Energia de Formosa S.A. 15% WI)

Gran Tierra Energy has completed drilling and testing the Proa-2 appraisal well, the second well in the Proa oil field. The successful well encountered approximately 31 meters of net pay in two Palmar Largo intervals. Production tests were performed on the two intervals independently, resulting in combined natural flow rates of 6,300 BOPD gross of 46° API oil with no water cut. The well has been put on production at approximately 2,000 BOPD gross to further analyze reservoir performance while additional transportation capacity is evaluated.

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Puesto Morales / Puesto Morales Este Blocks, Neuquen Basin (Gran Tierra Energy 100% WI and operator)

Gran Tierra Energy continues its workover and development activity at Puesto Morales field, which includes drilling six development wells in 2012. In the first quarter of 2012, one development well was drilled as Gran Tierra Energy continued with the intention of improving recovery in the remaining reserves, minimizing water channeling through the use of polymer, and subsequently growing production.

Puesto Guevara Block, Neuquen Basin (Gran Tierra Energy 100% WI and operator)

Civil construction on the LI.x-1 exploration well began on April 16, 2012. Gran Tierra Energy has secured a drilling rig with an anticipated spud date in May 2012. The LI.x-1 exploration well is targeting the same reservoir intervals encountered in the successful RN x-1004 exploration well on Gran Tierra Energy’s Rinconada Norte block.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2012 results conference call on Monday, May 7, 2012, at 11:00 a.m. Mountain Time (MT).

President and Chief Executive Officer, Dana Coffield and Chief Financial Officer James Rozon will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-638-5495 (domestic) or 1-617-614-3946 (international), pass code 71568202. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on May 21, 2012.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 35730635.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “project”, “plan”, “outlook”, “anticipate”, “schedule”, “intend”, “will”, “target,” “could,” derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, this news release contains forward-looking statements regarding: drilling, testing and production expectations; Gran Tierra Energy’s planned capital program and the allocation of capital, including under the caption “2012 Capital Program Update”; expected funding of the capital program out of cash flow and cash on hand; production expectations; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina”, together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

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The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, cost estimates, rig availability, the effects of drilling down-dip and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Annual Report on Form 10-K filed February 27, 2012. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Contact Information

For investor and media inquiries please contact:

Jason Crumley

Director, Investor Relations

403-265-3221

info@grantierra.com

www.grantierra.com

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Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.

Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)

(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2012	2011

REVENUE AND OTHER INCOME
Oil and natural gas sales	$155,248	$122,296
Interest income	703	223
	155,951	122,519
EXPENSES
Operating	24,487	16,396
Depletion, depreciation, accretion and impairment	60,367	63,357
General and administrative	15,899	13,638
Equity tax	-	8,050
Financial instruments gain	-	(230)
Gain on acquisition	-	(24,300)
Foreign exchange loss	24,375	5,199
	125,128	82,110

INCOME BEFORE INCOME TAXES	30,823	40,409
Income tax expense	(31,136)	(26,696)
NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME	(313)	13,713
RETAINED EARNINGS, BEGINNING OF PERIOD	185,014	58,097
RETAINED EARNINGS, END OF PERIOD	$184,701	$71,810

NET (LOSS) INCOME PER SHARE — BASIC	$(0.00)	$0.05
NET (LOSS) INCOME PER SHARE — DILUTED	$(0.00)	$0.05
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	278,734,280	260,930,753
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	278,734,280	267,819,800

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Gran Tierra Energy Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	March 31,	December 31,
	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$230,076	$351,685
Restricted cash	2,880	1,655
Accounts receivable	145,606	69,362
Inventory	14,339	7,116
Taxes receivable	19,501	21,485
Prepaids	4,215	3,597
Deferred tax assets	3,229	3,029
Total Current Assets	419,846	457,929

Oil and Gas Properties (using the full cost method of accounting)
Proved	627,620	618,982
Unproved	433,530	417,868
Total Oil and Gas Properties	1,061,150	1,036,850
Other capital assets	8,441	7,992
Total Property, Plant and Equipment	1,069,591	1,044,842

Other Long-Term Assets
Restricted cash	43,039	13,227
Deferred tax assets	6,462	4,747
Other long-term assets	4,994	3,454
Goodwill	102,581	102,581
Total Other Long-Term Assets	157,076	124,009
Total Assets	$1,646,513	$1,626,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$37,775	$82,189
Accrued liabilities	90,238	66,832
Taxes payable	120,328	95,482
Asset retirement obligation	-	326
Total Current Liabilities	248,341	244,829

Long-Term Liabilities
Deferred tax liability	198,505	186,799
Equity tax payable	7,029	6,484
Asset retirement obligation	12,124	12,343
Other long-term liabilities	2,187	2,007
Total Long-Term Liabilities	219,845	207,633

Commitments and Contingencies

Shareholders’ Equity
Common shares	7,983	7,510
(264,256,159 and 262,304,249 common shares and 14,717,917 and 16,323,819 exchangeable shares, par value $0.001 per share, issued and outstanding as at March 31, 2012 and December 31, 2011, respectively)
Additional paid in capital	983,919	980,014
Warrants	1,724	1,780
Retained earnings	184,701	185,014
Total Shareholders’ Equity	1,178,327	1,174,318
Total Liabilities and Shareholders’ Equity	$1,646,513	$1,626,780

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Gran Tierra Energy Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Thousands of U.S. Dollars)

	Three Months Ended March 31,
	2012	2011

Operating Activities
Net (loss) income	$(313)	$13,713
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depletion, depreciation, accretion and impairment	60,367	63,357
Deferred taxes	(5,250)	(187)
Stock-based compensation	3,192	3,453
Gain on financial instruments	-	(62)
Unrealized foreign exchange loss	21,351	4,458
Settlement of asset retirement obligation	(404)	(4)
Equity tax	-	6,132
Gain on acquisition	-	(24,300)
Net change in assets and liabilities from operating activities
Accounts receivable	(72,865)	(83,036)
Inventory	(4,500)	736
Prepaids	(618)	(831)
Accounts payable and accrued and other liabilities	(34,035)	(22,756)
Taxes receivable and payable	19,595	8,101

Net cash used in operating activities	(13,480)	(31,226)

Investing Activities
Increase in restricted cash	(31,037)	(5,600)
Additions to property, plant and equipment	(77,983)	(77,516)
Proceeds from disposition of oil and gas property	-	3,253
Cash acquired on acquisition	-	7,747
Proceeds on sale of asset-backed commercial paper	-	22,679

Net cash used in investing activities	(109,020)	(49,437)

Financing Activities
Settlement of bank debt	-	(22,853)
Proceeds from issuance of common shares	891	1,989

Net cash provided by (used in) financing activities	891	(20,864)

Net decrease in cash and cash equivalents	(121,609)	(101,527)
Cash and cash equivalents, beginning of period	351,685	355,428

Cash and cash equivalents, end of period	$230,076	$253,901

Cash	$148,035	$243,399
Term deposits	82,041	10,502
Cash and cash equivalents, end of period	$230,076	$253,901

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